EXHIBIT 99.1

THE HUB NETWORK TO BECOME DISCOVERY FAMILY CHANNEL ON OCTOBER 13

-- Hasbro and Discovery Partnership Focused on Continuing Successful Creation of Entertaining and Award-Winning Content for Kids and Families --

          -- Discovery Communications and Kids Television Veteran Tom Cosgrove Named GM of Discovery Family Channel Under the Leadership of Group President Henry Schleiff --

(Silver Spring, Md. and Pawtucket, RI) – Discovery Communications (NASDAQ: DISCA, DISCB, DISCK) and Hasbro, Inc. (NASDAQ: HAS) today announced The Hub Network will become Discovery Family Channel effective October 13, 2014.  The network will broaden its programming focus to serve families in primetime and continue to showcase Hasbro Studios award-winning children's content in daytime.
During the daytime, Discovery Family Channel will offer a robust line up of brand new Hasbro Studios' series as well as beloved library programming, including MY LITTLE PONY, LITTLEST PET SHOP and TRANSFORMERS RESCUE BOTS, while during primetime, the network will serve a growing family audience that began to develop under The Hub Network.  Primetime programming will draw from Discovery's three decades of leadership in creating the highest-quality, real-world content that appeals to the entire family in the Natural History, Adventure, Animals and Science genres.  Initial series will include SUPERHUMANS!, TIME WARP, FLYING WILD ALASKA, AFRICA and EXTREME ENGINEERING: BIGGEST REVEALS.
"The next chapter of our collaboration will harness the incredible content strengths of both Discovery and Hasbro to program Discovery Family Channel with highly-rated award-winning storytelling around Hasbro's brands and Discovery's most popular non-fiction shows that appeal to both children and families alike," said Hasbro President & CEO Brian Goldner.  "Discovery Communications has a nearly 30-year track record of building television brands that create maximum value for advertisers and distributors through their world-class raft of programming and we look forward to evolving this network together."
Under the executive management of Group President Henry Schleiff, Tom Cosgrove will assume the role of general manager of Discovery Family Channel and will manage all network operations and programming, working closely with the Hasbro Studios team as the new channel will prominently feature Hasbro Studios-produced content in daytime.  Schleiff has overseen the successful turnaround and growth of several networks within the Discovery portfolio.  Previously, Cosgrove served as executive vice president and chief operating officer of Discovery Channel and Science Channel and has held senior leadership positions at ABC Family, Fox Family, Fox Kids and TV Guide Channel prior to his time at Discovery.  Most recently, he led 3net and 3net Studios.
"Hasbro is a world-class company with franchises and characters that appeal to kids and families around the world.  They have been terrific partners over the past several years as we developed our kids television audience in the U.S., and we look forward to a continued strong collaboration as we evolve to the Discovery Family Channel together," said Discovery Communications President & CEO, David Zaslav.  "Henry's proficiency in developing and growing strong brands combined with Tom's experience on Discovery's flagship brand and deep background in family programming make for a perfect leadership team to drive the network toward future growth."
The repositioning to Discovery Family Channel builds upon Discovery's ongoing strategy to maximize its portfolio of channels to satisfy viewers and drive value for distributors and advertisers, while working alongside quality content partners to create long-term value.  The Hub Network has grown from nearly 56 million homes in 2010 to approximately 70 million U.S. homes today.  Since launch, the strong performance of Hasbro children's content helped lift the network's total day P2-11 delivery by +89% and for the past three years, The Hub Network has consistently been the most co-viewed children's cable network among kids 2-11 watching with adults 18-49--a trend the partners plan to continue with Discovery Family.
"Brian and I want to thank the entire team at The Hub Network for their passion and dedication in building this brand over the past five years," added Zaslav.  "They are a fantastic group of executives, guided by a tremendously creative and inspiring leader in Margaret Loesch. We are grateful for their work in creating a channel of which Discovery and Hasbro have been incredibly proud."
Discovery Family Channel will continue as a joint venture of Discovery Communications and Hasbro, with Discovery Communications taking a 60% ownership position in the new channel and Hasbro's stake decreasing to 40%.  The network will be consolidated and managed under the Discovery portfolio of networks.
About Discovery Communications
Discovery Communications (Nasdaq: DISCA, DISCB, DISCK) is the world's #1 pay-TV programmer reaching 2.7 billion cumulative subscribers in more than 220 countries and territories. Discovery is dedicated to satisfying curiosity, engaging and entertaining viewers with high-quality content on worldwide television networks, led by Discovery Channel, TLC, Animal Planet, Investigation Discovery and Science, as well as U.S. joint venture network OWN: Oprah Winfrey Network. Discovery also controls Eurosport International, a premier sports entertainment group, including six pay-TV network brands across Europe and Asia. Discovery also is a leading provider of educational products and services to schools, including an award-winning series of K-12 digital textbooks, through Discovery Education, and a digital leader with a diversified online portfolio, including Discovery Digital Networks. For more information, please visit www.discoverycommunications.com.
About Hasbro
Hasbro, Inc. (NASDAQ: HAS) is a branded play company dedicated to fulfilling the fundamental need for play for children and families through the creative expression of the Company's world class brand portfolio, including TRANSFORMERS, MONOPOLY, PLAY-DOH, MY LITTLE PONY, MAGIC: THE GATHERING, NERF and LITTLEST PET SHOP. From toys and games, to television programming, motion pictures, digital gaming and a comprehensive licensing program, Hasbro strives to delight its global customers with innovative play and entertainment experiences, in a variety of forms and formats, anytime and anywhere.  The Company's Hasbro Studios is responsible for entertainment brand-driven storytelling around Hasbro brands across television, film, commercial productions and short-form.  Through the company's deep commitment to corporate social responsibility, including philanthropy, Hasbro is helping to build a safe and sustainable world for future generations and to positively impact the lives of millions of children and families every year. It has been recognized for its efforts by being named one of the "World's Most Ethical Companies" and is ranked as one of Corporate Responsibility Magazine's "100 Best Corporate Citizens." Learn more at www.hasbro.com.
Media Contacts:
Catherine Frymark, Discovery Communications
Catherine_frymark@discovery.com
240.662.2934

Julie Duffy, Hasbro
Julie.Duffy@hasbro.com
401-727-5931

Investor Relations:
Jackie Burka, Discovery Communications
Jackie_burka@discovery.com
212-518-5642

Debbie Hancock, Hasbro
Debbie.Hancock@hasbro.com
401-727-5464
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